Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ENTRUST, INC.

ORION SECURITY SOLUTIONS, INC.

and

THE STOCKHOLDERS OF

ORION SECURITY SOLUTIONS, INC.

Dated as of

June 15, 2006

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4.2.	Authorization	15
4.3.	Noncontravention	15
4.4.	Regulatory Approvals	15
4.5.	Brokers’ Fees	15

ARTICLE V COVENANTS		15
5.1.	Employment	15
5.2.	Legal Fees	16
5.3.	Invoices	16
5.4.	Transition of Customers	16
5.5.	Commercially Reasonable Efforts to Close	16
5.6.	Supplemental Disclosures	16

ARTICLE VI INDEMNIFICATION		16
6.1.	Indemnification by the Stockholders	16
6.2.	Indemnification by the Buyer	17
6.3.	Claims for Indemnification	17
6.4.	Limitations	18
6.5.	Arbitration	19
6.6.	Right of Set Off	20

ARTICLE VII TAX MATTERS		20
7.1.	Preparation and Filing of Tax Returns	20
7.2.	Tax Indemnification by the Principal Stockholders	21
7.3.	Allocation of Certain Taxes	21
7.4.	Cooperation on Tax Matters	22
7.5.	Tax Covenants	23

ARTICLE XII MISCELLANEOUS		24
8.1.	Prior Agreements	24
8.2.	No Third Party Beneficiaries	24
8.3.	Entire Agreement	24
8.4.	Succession and Assignment	24
8.5.	Counterparts	24
8.6.	Headings	24
8.7.	Notices	24
8.8.	Governing Law	26
8.9.	Amendments and Waivers	26
8.10.	Severability	26
8.11.	Costs and Expenses	26

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Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B-1	Form of Employment Agreement for Santosh Chokhani
Exhibit B-2	Form of Employment Agreement for Isadore Schoen
Exhibit B-3	Form of Employment Agreement for Carl Wallace
Exhibit C	Form of Opinion of Holland & Knight LLP

Schedules to the Disclosure Schedule
Schedule I	Stockholders and Purchase Price Payments
Schedule 5.4	Transition of Customers

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 15, 2006, by and among Entrust, Inc., a Maryland corporation (the “Buyer”), Orion Security Solutions, Inc., a Virginia corporation (“Orion”), and the stockholders of Orion listed on Schedule I to the Disclosure Schedule attached hereto (each, a “Stockholder” and collectively, the “Stockholders”). The Buyer, Orion and the Stockholders are referred to collectively herein as the “Parties.”

Preliminary Statement

1. The Stockholders collectively own all of the issued and outstanding shares of the common stock, no par value per share, of Orion (collectively, the “Orion Shares”) as set forth in more detail on Schedule I to the Disclosure Schedule (as defined below).

2. The Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, the Orion Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ORION SHARES

1.1. Purchase of the Orion Shares from the Stockholders. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the Orion Shares contemplated by this Agreement (the ”Closing”), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the Orion Shares owned by such Stockholder.

1.2. Purchase Price. The purchase price to be paid by the Buyer for the Orion Shares shall be Nine Million Dollars ($9,000,000) (the “Purchase Price”), which shall be payable as follows:

(a) At the Closing, the Buyer shall deliver to each Stockholder such amount of the Purchase Price as shown on Schedule I to the Disclosure Schedule (collectively, the “Closing Payment”) by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by such Stockholder.

(b) At the Closing, the Buyer shall place an amount equal to the difference between the Purchase Price and the Closing Payment (the “Escrow Amount”) in escrow, with a prorata portion of the Escrow Amount being placed in a separate escrow account for each of the Principal Stockholders (as defined in Section 1.3(c)(i)) based on the number of Orion Shares owned by the Principal Stockholders. The Escrow Amount shall be held by the Buyer in such separate escrow accounts for up to 24 months after the Closing and paid to the Principal

Stockholders in accordance with the terms and conditions of the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”).

1.3. The Closing.

(a) The Closing shall take place at the offices of CygnaCom, 7925 Jones Branch Drive, Suite 5200, McLean, VA 22102, commencing at 9:00 a.m., local time, on June 15, 2006 (the “Closing Date”), or at such other place or such other time as the parties may mutually agree.

(b) At the Closing:

(i) each Stockholder shall deliver to the Buyer one or more certificates evidencing all of the Orion Shares owned by such Stockholder, duly endorsed in blank or with stock powers duly executed by such Stockholder;

(ii) the Buyer shall deliver to each Stockholder their portion of the Closing Payment in accordance with Section 1.2(a);

(iii) the Buyer shall place the Escrow Amount in escrow in accordance with Section 1.2(b);

(iv) Orion shall deliver to the Buyer a Good Standing Certificate of Orion from the Secretary of State of the State of Virginia;

(v) Orion shall deliver to the Buyer the Certificate of Incorporation of Orion as certified by the Secretary of State of the State of Virginia;

(vi) Orion shall deliver to the Buyer a Certificate of the Secretary of Orion as to (i) the By-Laws, (ii) resolutions of the Board of Directors relating to this Agreement and the transactions contemplated herein and (iii) the incumbency of officers;

(vii) Orion shall deliver to the Buyer the Resignations of all Officers and Directors of Orion;

(viii) Orion shall deliver to the Buyer a closing balance sheet as of May 31, 2006 (the “Closing Balance Sheet”);

(ix) Orion shall deliver to the Buyer one or more stock certificates issued in the name of Buyer representing all of the outstanding shares of capital stock of Orion;

(x) Orion shall deliver to the Buyer each of the Required Consents (as defined in Section 3.3);

(xi) Orion and the Principal Stockholders shall deliver to the Buyer a duly executed certificate of the President of Orion and each of the Principal Stockholders dated the Closing Date certifying that warranties and representations made by Orion and the Stockholders herein to the Buyer are true and correct in all material respects on and as of the

Closing Date, with the same effect as if such warranties and representations had been made on and as of the Closing Date, and that Orion and each of the Stockholders have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date;

(xii) the Buyer shall deliver to Orion a Good Standing Certificate of the Buyer from the Secretary of the State of the State of Maryland;

(xiii) the Buyer shall deliver to Orion the Articles of Incorporation of the Buyer as certified by the Secretary of the State of the State of Maryland;

(xiv) the Buyer shall deliver to Orion a Certificate of the Secretary of the Buyer as to (i) the By-Laws, (ii) resolutions of the Executive Committee of the Board of Directors relating to this Agreement and the transactions contemplated herein and (iii) the incumbency of officers;

(xv) the Buyer shall deliver to the Stockholders a duly executed certificate of the Senior Vice President of the Buyer dated the Closing Date certifying that warranties and representations made by the Buyer herein to the Stockholders are true and correct in all material respects on and as of the Closing Date, with the same effect as if such warranties and representations had been made on and as of the Closing Date, and that the Buyer has performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date;

(xvi) Holland & Knight LLP shall deliver to the Buyer an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and dated as of the Closing Date;

(xvii) the Buyer and the Stockholders’ Representative (as defined below) shall execute and deliver a cross-receipt evidencing the purchase and sale of the Orion Shares referred to above;

(xviii) the Buyer and each of the Principal Stockholders shall execute and deliver the Escrow Agreement;

(xix) the Buyer and Santosh Chokhani shall execute and deliver an Employment Agreement in the form attached hereto as Exhibit B-1;

(xx) Isadore Schoen shall execute and deliver an Employment Agreement with CygnaCom Solutions, Inc., a Virginia corporation (“CygnaCom”), in the form attached hereto as Exhibit B-2 (the “Schoen Agreement”);

(xxi) Carl Wallace shall execute and deliver an Employment Agreement with CygnaCom in the form attached hereto as Exhibit B-3 (the “Wallace Agreement”); and

(xxii) the Buyer shall cause CygnaCom to execute and deliver each of the Schoen Agreement and the Wallace Agreement.

(c) For the purposes of this Agreement, the following terms shall have the following definitions:

(i) “Principal Stockholders” shall mean Santosh Chokhani, Isadore Schoen and Carl Wallace.

(ii) “Stockholders’ Representative” shall mean Santosh Chokhani, who is hereby designated by each of the Stockholders to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholders’ Representative. Each of the Stockholders, by execution of this Agreement, hereby irrevocably appoints the Stockholders’ Representative as the agent, proxy and attorney-in-fact for such Stockholder for the following purposes: (a) to consummate the transactions contemplated herein, (b) to disburse any funds received hereunder to such Stockholder and each other Stockholder, (c) to execute and deliver any certificates representing the Company’s capital stock and execute such further instruments as the Buyer may request and (d) to negotiate, settle, compromise and otherwise handle all disputes under the Agreement and resolve any issues that might arise with respect to all claims for indemnification made by the Buyer against the Stockholders. Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders’ Representative and shall survive the death, incapacity or bankruptcy of any Stockholder. Neither the Stockholders’ Representative nor any agent employed by him shall incur any liability to any Stockholder relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct.

1.4. Further Assurances. At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Orion Shares, to put the Buyer through its ownership of the Orion Shares in actual possession and operating control of the assets (including without limitation the original corporate minute books of Orion and all corporate seals), properties and business of Orion, and to carry out the purpose and intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

REGARDING THE ORION SHARES

Each of the Stockholders severally represents and warrants to the Buyer as follows:

2.1. Ownership of Orion Shares. Each Stockholder has good and valid title, clear of any and all Security Interests (as defined below), to all of the Orion Shares listed on Schedule I to the Disclosure Schedule as being owned by him or it. Each Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the Orion Shares owned by him or it and, upon consummation of the purchase and sale contemplated hereby, the Buyer will acquire from him or it good and marketable title to such Orion Shares, free and clear of all Security Interests, other than those created or arising by reason of any action of the Buyer. There are no outstanding or authorized options, warrants, rights, agreements, obligations or commitments to which any Stockholder is a party or which are binding upon such Stockholder or Orion providing for the issuance, disposition or acquisition, contingent or otherwise, of any of the capital stock of Orion, or any other securities exercisable therefore or convertible or exchangeable thereinto. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

2.2. Authority. Each Stockholder has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by him or it, and constitutes a valid and binding obligation of him or it, enforceable against him or it in accordance with its terms.

2.3. Noncontravention. Neither the execution and delivery by such Stockholder of this Agreement or the other agreements contemplated herein, nor the consummation by him or it of the transactions contemplated hereby or thereby, will (i) conflict with, result in a breach of, constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which the Stockholder is a party or by which such Stockholder is bound, (ii) result in the imposition of any Security Interest upon the Orion Shares owned by him or it, or (iii) violate any law, rule, regulation, order, writ, injunction or decree applicable to such Stockholder or to the Orion Shares owned by such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

AND ORION REGARDING ORION

Each of the Principal Stockholders and Orion jointly and severally represent and warrant to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule provided to, and accepted by, the Buyer and attached to this Agreement (the “Disclosure Schedule”), as evidenced by the initials of the Buyer and each of the Principal Stockholders. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosures in any paragraph of the Disclosure Schedule shall qualify another paragraph in this Article III only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other paragraph.

3.1. Organization. Orion is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite power and authority to own its properties and to carry on its business as now being conducted to execute and deliver this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and Bylaws of Orion, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Orion does not have any subsidiaries or own any equity interest in any other corporation or entity. Orion is qualified to transact business as a foreign corporation in the jurisdictions listed in Section 3.1 of the Disclosure Schedule.

3.2. Capitalization. The authorized capital stock of Orion consists of 25,000 shares of Common Stock, no par value per share (the “Orion Common Stock”), all of which are outstanding as of the date of this Agreement and are owned by the Stockholders as set forth on Schedule I to the Disclosure Schedule. None of the shares of Orion Common Stock are held in the treasury of Orion. All of the outstanding Orion Shares are duly authorized, validly issued, fully paid and nonassessable and were issued without violation of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements, obligations or commitments to which Orion is a party or which are binding upon Orion providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock, or any other securities exercisable therefore or convertible or exchangeable thereinto. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Orion. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended, of any capital stock of Orion.

3.3. Noncontravention. The execution and delivery by Orion of this Agreement and the other agreements provided for herein, and the consummation by Orion of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Orion or any of the Stockholders is a party constitute the valid and legally binding obligations of Orion and the Stockholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by Orion and the Stockholders of this Agreement and the other agreements provided for herein, and the consummation by Orion and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Orion; (b) violate the provisions of the Certificate of Incorporation or By laws of Orion; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Orion; or (d) conflict with, result in the breach or termination of or constitute a default under any agreement or instrument to which Orion is a party or by which Orion is bound, or cause the creation of any Security Interest upon Orion’s assets. Section 3.3 of the Disclosure Schedule sets forth a list of each notice, consent, approval, authorization, waiver or amendment required to be obtained prior to or as a result of the consummation of the purchase and sale of the Orion Shares contemplated by this Agreement (the “Required Consents”).

3.4. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained from any governmental agency or third party or otherwise satisfied by Orion and which are necessary and known to Orion for the transactions contemplated by this Agreement have been obtained.

3.5. Financial Statements and Information. Orion has previously delivered to the Buyer its unaudited, reviewed financial statements as of December 31, 2005. Such financial statements (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, (ii) fairly present, in all material respects, as of the dates and for the periods indicated, the financial position and the results of operations of Orion and (iii) are consistent, in all material respects, with the books and records of Orion. Orion has no material liability other than the liabilities shown on the Closing Balance Sheet.

3.6. Intellectual Property.

(a) Orion owns or has the right to use all Intellectual Property (as defined below) necessary to make, use or sell any products currently sold or under development by Orion, or otherwise necessary for the operation of its business as presently conducted (the “Orion Intellectual Property”). Each item of Orion Intellectual Property will be owned or available for use by Orion on identical terms and conditions immediately following the Closing and is listed in Section 3.6(a) or 3.7 of the Disclosure Schedule. Orion has taken all reasonable measures to protect the proprietary nature of each item of Orion Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Orion Intellectual Property, except pursuant to agreements and licenses specified in Section 3.6(b) or 3.6(c) of the Disclosure Schedule, and, to the knowledge of Orion, no person or entity is infringing, violating or misappropriating any Orion Intellectual Property. Orion has made available to the Buyer correct and complete copies of all written documentation evidencing ownership or licensing of, and any claims or disputes relating to, each item of Orion Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (A) patents and patent applications, (B) Trademarks (as defined in Section 3.7), copyrights and registrations thereof, (C) formulas, processes, techniques, technical data, research and development information or other confidential information relating to the development or manufacture of Orion’s products, (D) computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (F) other proprietary rights relating to any of the foregoing. None of the activities or business presently conducted by Orion infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity except as set out in Section 3.6(a) of the Disclosure Schedule. Orion has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(b) Section 3.6(b) of the Disclosure Schedule identifies each license or other agreement pursuant to which Orion has licensed, distributed or otherwise granted any rights to any third party with respect to any Orion Intellectual Property.

(c) Section 3.6(c) of the Disclosure Schedule identifies each item of Orion Intellectual Property that is owned by a party other than Orion, and the license or agreement pursuant to which Orion uses it.

3.7. Trademarks. Orion has used the Trademarks (as defined below) listed in Section 3.7 of the Disclosure Schedule since the dates set forth in such Section. Orion has not licensed or granted any right to use any such Trademark to any other person or entity. Orion does not sell products or operate its business under, and in the past has not sold products or operated its business under, any Trademarks other than those listed in Section 3.7 of the Disclosure Schedule. “Trademarks” means each trademark, tradename or other designation adopted or used by Orion and each registered trademark and application for registration of trademark which is owned by Orion.

3.8. Real Property. Orion owns no real property.

3.9. Personal Property.

(a) Orion owns or leases all tangible assets necessary for the conduct of its business as presently conducted by Orion. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. All such tangible assets are located at Orion’s facility at 1489 Chain Bridge Road, Suite 300, McLean, Virginia 22101.

(b) No asset of Orion (tangible or intangible) is subject to any Security Interest.

(c) Section 3.9(c) of the Disclosure Schedule sets forth (i) a true, correct and complete list as of the Closing Date of all items of tangible personal property (other than inventory), including without limitation purchased and capitalized software, owned by Orion as of the date hereof, or not owned by Orion but in the possession of or used in the business of Orion (the “Personal Property”), other than individual assets with a book value of less than $10,000; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by Orion and the circumstances under which such Property is used. Each item of Personal Property not owned by Orion is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the respective entity and the owner or lessor thereof, the obligations of the respective entity to such owner or lessor will be discharged.

3.10. Contracts.

(a) Section 3.10 of the Disclosure Schedule lists each of the following contracts, agreements or commitments (written or oral) to which Orion is a party: (i) any contract, agreement or commitment providing for the payment or receipt by Orion of an amount in excess of $10,000 in any year; (ii) any contract, agreement or commitment concerning Orion Intellectual Property, ownership of ideas or inventions, work-for-hire or non-competition; (iii) any contract, agreement or commitment with any current or former stockholder or employees of or consultants to Orion, except employee-at-will arrangements; (iv) any partnership or joint venture agreement; (v) any lease or sublease of real estate; (vi) any agreement for the borrowing of money or guarantee of indebtedness; (vii) any agreement with a customer or distributor under which Orion has granted exclusive rights or terms, and (viii) any agreement relating to the acquisition or disposition of assets outside the ordinary course of business having a value of more than $10,000 (collectively, the “Contracts”).

(b) Except as set forth on Section 3.10 of the Disclosure Schedule, Orion has previously made available to Buyer or its outside counsel, a complete and accurate copy of each Contract. Except as set forth in Section 3.3 of the Disclosure Schedule, each Contract is a valid and binding agreement between Orion and the other party or parties thereto, and will continue to be so immediately following the Closing; no defaults or breaches exist under any of the Contracts on the part of Orion or, to the knowledge of Orion, any other party thereto; and the purchase and sale of Orion Shares contemplated by this Agreement will not cause a breach under, or give the other party a right to terminate any such Contract; and Orion has no reason to believe that any other party to any Contract will not be able to perform its obligations thereunder.

3.11. Books and Records; Bank Accounts.

(a) The corporate minute books, financial and accounting records and other business records of Orion are accurate and complete in all material respects.

(b) Section 3.11 of the Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposits of Orion, and all authorized signatories with respect thereto.

3.12. Tax Matters.

(a) Orion has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete. Orion has paid on a timely basis all Taxes which have become due and has withheld and remitted on a timely basis any Taxes required to be withheld by it. The unpaid Taxes of Orion for tax periods through Closing do not exceed the accruals and reserves for Taxes set forth on the Closing Balance Sheet (exclusive of any accruals for deferred taxes or similar items that reflect timing differences between tax and financial accounting principles). No unsatisfied deficiencies have been asserted or assessed against Orion as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of Orion, threatened.

(b) Orion is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax returns. Orion has delivered to the Buyer complete and accurate copies of all federal, state, local and foreign income and property Tax returns, examination reports and statements of deficiencies assessed against or agreed to by Orion for the 2005 tax year. No examination or audit of any Tax return of Orion is currently in progress or, to the knowledge of Orion, threatened. Orion has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. Orion (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), and none of the assets of Orion are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has no actual or potential liability for any Taxes of any person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise; and (iv) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). Orion has not been informed by any jurisdiction that the jurisdiction believes that Orion was required to file any Tax return that was not filed. None of the assets of Orion is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code. None of the assets of Orion is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of Orion directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Orion has not undergone a change in any of its methods of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code. No state or federal net operating loss of Orion determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

(c) At all times since inception, for federal income tax purposes, Orion has validly been treated as an “S corporation” within the meaning of Code Section 1361(a) and has validly been treated in a similar manner for purposes of the tax laws of all states in which it has been subject to taxation.

(d) Orion at no time has had any “net unrealized built-in gain” within the meaning of Code Section 1374(d) that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company and its subsidiaries were disposed of as of the end of the day immediately preceding the Closing Date at their respective fair market values.

(e) “Taxes” means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, franchises and value added, and customs and import duties and fees) imposed by the United States of America or any state, local or foreign government, or any agency thereof, including any interest, fines or penalties with respect thereto.

3.13. Customers and Suppliers. No significant customer has indicated to Orion that it will stop or decrease, in any material respect, purchasing services from Orion in the future or that it wishes to return or receive a refund for any services previously purchased from Orion. Section 3.13 of the Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product to Orion. No such supplier has indicated within the past year that it will stop, or materially decrease the rate of, supplying products to Orion.

3.14. Insurance.

(a) Orion maintains, and has maintained since its inception, insurance with respect to its assets and business, the present scope and coverage amounts of which are described in Section 3.14 of the Disclosure Schedule.

(b) No product liability, professional liability or similar claim has ever been made against Orion.

3.15. Legal Compliance. Orion, and the conduct and operations of Orion’s business, are in compliance with each applicable law (including rules, regulations, ordinances and codes thereunder) of any federal, state, local or foreign government or governmental authority known to Orion, except for any violation or default which will not result in a material adverse effect to Orion.

3.16. Litigation. Orion (a) is not subject to any unsatisfied judgement, order, decree, final agency decision, stipulation or injunction, and (b) is not a party to, nor to its knowledge threatened with, any litigation, suit, action, termination, claim, suspension, debarment or revocation proceeding, dispute or controversy by or before any administrative agency or other governmental authority.

3.17. Confidential Information. Orion has not disclosed any information of a proprietary or confidential nature relating to its business, products, technology or condition (financial or otherwise) to any person or entity, except (i) in the ordinary course of business pursuant to non-disclosure agreements to which Orion is a party, (ii) to the legal and financial advisors of Orion and its Stockholders, and (iii) to the Buyer and its legal and financial advisors.

3.18. Employees. All present employees of Orion are listed on Section 3.18 of the Disclosure Schedule, together with their job titles and salaries. Each present and past employee of Orion is bound by Orion’s standard confidentiality agreement, a copy of which is attached as Section 3.18 of the Disclosure Schedule. No employees of Orion are represented by any labor union or subject to any collective bargaining agreement, nor is Orion aware of any unionization or organizational effort pending or contemplated. All present employees of Orion listed in Section 3.18 have never been, nor to Orion’s knowledge, are subject to any investigation, suspension or debarment action or proceeding by or before a government agency. Orion is in compliance with all federal state and local statutes, ordinances and regulations applicable to the hiring and employment of employees and applicable to Orion.

3.19. Employee Benefits.

(a) Section 3.19 of the Disclosure Schedule sets forth an accurate schedule of all employee benefit or welfare benefit plans or arrangements of Orion, including without limitation any pension, profit sharing, bonus, stock option, incentive, deferred compensation, hospitalization, medical, insurance or other plan or arrangement, any employment agreement containing “golden parachute” provisions, and a description of such plans and arrangements and classifications of employees covered thereby (the “Employee Plans”). All Employee Plans listed on Section 3.19 of the Disclosure Schedule are in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

(b) All Employee Plans listed on Section 3.19 of the Disclosure Schedule that are intended to qualify (the “Qualified Plans”) under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or will be submitted to the Internal Revenue Service within the relevant amendment period of Section 401(b) of the Code, and copies of such determination letters are included as part of Section 3.19 of the Disclosure

Schedule. All reports and other documents required to be filed with any governmental entity or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits and Tax returns) have been timely filed or distributed, and true copies of such materials have been made available to the Buyer. Neither any of the Stockholders, any Employee Plan listed on Section 3.19 of the Disclosure Schedule nor Orion has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Employee Plan listed on Section 3.19 of the Disclosure Schedule has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code or Section 302(l) of ERISA. Orion has not incurred any liability for any excise tax penalty or any other liability due to the Internal Revenue Service or any liability due to the Pension Benefit Guaranty Corporation (the “PBGC”). Orion has never maintained a plan that is subject to Title IV of ERISA or Section 412 of the Code. Orion has never been required to contribute to a multiemployer plan as defined in Section 4001 of ERISA.

(c) Neither Orion nor any of its affiliates, directors, officers, employees or agents, or any “party in interest” or “disqualified person,” as such terms are defined in Section 3 ERISA and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(d) With respect to all Employee Plans listed on Section 3.19 of the Disclosure Schedule, Orion and its affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. Orion and its affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans.

(e) Orion has never been obligated to contribute to a Multiemployer Plan as defined by ERISA.

(f) Except as set forth in Section 3.19 of the Disclosure Schedule, no Employee Plan provides health or life insurance benefits for retirees except as required by applicable law. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

(g) Orion has previously provided to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA (the “Defined Benefit Plans”), true, correct and complete copies of (i)

the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the PBGC, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

(h) Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters, if any, with respect to each such Employee Plan have been previously provided by Orion to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

(i) Except as set forth on Section 3.19 of the Disclosure Schedule, there are no threatened or pending claims, suits or other proceedings by present or former employees of Orion or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

(j) Nothing expressed or implied herein shall confer upon any past or present employee of Orion, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with Orion, the Buyer, or any successor or affiliate.

(k) Section 3.19 of the Disclosure Schedule describes which Employee Plans are to be continued by Orion following the Closing Date. At the Buyer’s election, Orion shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans which are to be continued including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. Orion shall obtain as of the Closing Date any and all consents, if any, that may be required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

(l) Except as heretofore accrued on the Closing Balance Sheet, there are no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes or sick pay (whether or not vested), sick and personal leaves, employee policies, employee benefit claims or liability to the PBGC. Except as set forth on Section 3.19 of the Disclosure Schedule, there is no severance payment due to the consummation of the transaction.

3.20. Conduct of the Business of Orion. Since December 31, 2005, Orion (a) operated its business consistent with its customary practices, (b) did not engage in any transactions outside the ordinary course of business and (c) made regularly scheduled payments on existing debt and did not incur any additional indebtedness other than in the ordinary course of business.

3.21. Absence of Material Adverse Changes. Since December 31, 2005, there has not been any material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Orion. The Buyer acknowledges that as of Closing, Orion will have distributed all cash on-hand of Orion as of the Closing Date to its Stockholders, provided that Orion will have left in Orion an amount of cash at least equal to the aggregate amount of all of the current liabilities (including deferred revenue) of Orion as of the Closing Date, other than such current liabilities with respect to which Orion has corresponding accounts receivable in amounts at least equal to such current liabilities.

3.22. Business Relationships With Affiliates. No officer, director or Stockholder of Orion (a) owns any property or right, tangible or intangible, which is used in, or was developed for the purpose of use in, the business of Orion, (b) has any claim or cause of action against Orion, (c) owes any money to or is owed any money by (except for salary and other compensation accrued in the ordinary course of business) Orion or (d) has any other business relationship with Orion, other than in his capacity as an officer, director, stockholder or employee.

3.23. Brokers’ Fees. No financial advisor, broker, agent or finder was utilized by Orion or any Stockholder in connection with the transactions contemplated by this Agreement and no fees are due or owing by Orion to any financial advisor, broker, finder or agent in connection with the transactions contemplated by the Agreement.

3.24. Insurance. Any and all statements and other information provided by any of the Principal Stockholders to the Buyer, Orion or any third party in connection with any application to purchase life insurance on the life of such Principal Stockholder was complete and accurate in all respects as of the date such statements and information were made or provided.

3.25. Disclosure. Neither the Disclosure Schedule nor any of the financial statements and other information concerning Orion that were provided by Orion to the Buyer in connection with its consideration and execution of this Agreement (the “Orion Documents”) contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which such statements were made, in order to make the statements therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Stockholders as follows:

4.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own its properties and carry on its business as it is currently being conducted. The Buyer has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2. Authorization. The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the other agreements contemplated herein to which it is a party constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.3. Noncontravention. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer (b) violate the provisions of the Articles of Incorporation or By-laws of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) conflict with, result in the breach or termination of, or constitute a default under, or require any notice, consent or waiver under, any material agreement or instrument to which the Buyer is a party or by which the Buyer or any of its assets is bound.

4.4. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the transactions contemplated by this Agreement have been obtained.

4.5. Brokers’ Fees. No financial advisor, broker, agent or finder was utilized by the Buyer in connection with the transactions contemplated by this Agreement and no fees are due or owing by the Buyer to any financial advisor, broker, finder or agent in connection with the transactions contemplated by the Agreement.

ARTICLE V

COVENANTS

5.1. Employment. The parties acknowledge that CygnaCom has given written offers to all of the employees of Orion identified on Section 3.18 of the Disclosure Schedule for employment with CyngaCom after Closing. In the event that any such employee does not accept the offer given to him or her, Orion shall terminate such employee effective as of Closing, and the Principal Stockholders shall, jointly and severally, indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages (as defined in Section 6.1(a)) incurred or suffered by the Buyer, CygnaCom, Orion, or any officer or director thereof resulting from or relating to such termination, including but not limited to any severance obligations arising out of such termination.

5.2. Legal Fees. The Buyer shall pay for Orion’s legal fees incurred in connection with the transactions contemplated by this Agreement up to a maximum of $20,000.

5.3. Invoices. Prior to Closing, Buyer shall have paid all invoices which are dated more than 30 days prior to May 31, 2006, for services provided by Orion to the Buyer.

5.4. Transition of Customers. After Closing and for a period of up to two months thereafter, neither Buyer nor CygnaCom shall have any logical access or any unescorted physical access to Orion facilities in order to properly protect and dispose the confidential or proprietary information of any of the customers of Orion listed on Section 5.4 of the Disclosure Schedule until such time as Santosh Chokhani has disposed of such information in accordance with the instructions of such customers. During such time period, Santosh Chokhani shall have the authority to dispose of such information on behalf of Orion in accordance with the instructions of such customers and shall further have the authority to negotiate with the National Security Agency (the “NSA”) on behalf of Orion terms and conditions pursuant to which Orion shall continue after Closing to provide services to the NSA of the type provided by Orion to the NSA prior to Closing, subject to the final approval of Buyer. The Buyer hereby grants approval of continuation of existing consultant agreements on CCEVS/NIAP work for NSA if NSA wishes to do so.

5.5. Commercially Reasonable Efforts to Close. Subject to the terms and conditions hereof, each party hereto covenants and agrees to use all commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable and will fully cooperate with the other parties hereto for such purpose.

5.6. Supplemental Disclosures. Orion and each of the Principal Stockholders shall have the continuing obligation to supplement promptly and amend the Disclosure Schedule as necessary or appropriate with respect to any matter hereafter arising or discovered prior to Closing which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

ARTICLE VI

INDEMNIFICATION

6.1. Indemnification by the Stockholders.

(a) The Principal Stockholders shall, jointly and severally, indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Buyer, Orion, or any officer or director thereof resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Orion contained in this Agreement.

(b) Each Stockholder shall severally indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer, Orion, or any officer or director thereof resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of such Stockholder contained in Article II of this Agreement.

6.2. Indemnification by the Buyer. The Buyer shall indemnify each Stockholder in respect of, and hold it harmless against, any and all Damages incurred or suffered by such Stockholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement. In addition, the Buyer shall indemnify each Stockholder in respect of, and hold it harmless against, any Damages arising from claims by third parties against such Stockholder resulting from any act or omission of Orion occurring after Closing, except for any Damages caused by any willful and/or unauthorized act or omission of any such Stockholder.

6.3. Claims for Indemnification.

(a) A Party entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Within fifteen (15) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party or parties not controlling such defense may participate therein at its or their own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The party or parties controlling such defense shall keep the other party or parties advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party or parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

(b) Notwithstanding the provisions of Section 6.3(a), if a third party asserts (other than by means of a lawsuit) that the Buyer or Orion is liable to it for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall upon five (5) days written notice to Orion be entitled to satisfy such obligation, without consent from the Stockholders or Orion, (ii) the Buyer may make a claim for indemnification pursuant to this Article VI in accordance with the provisions of this Section 6.3, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 6.3, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Stockholders to dispute, in the manner set forth in this Section 6.3, the Buyer’s entitlement to indemnification or the amount for which it is entitled to indemnification).

(c) An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(d) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Agreed Amount, by check or by wire transfer; or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall submit such dispute to arbitration as set forth below in Section 6.5.

(e) For purposes of this Section 6.3, any references to the Indemnified Party or the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in this Article VI) shall, if the Indemnified Party or the Indemnifying Party comprises one or more Stockholders, be deemed to refer to the Stockholders’ Representative. The Stockholders’ Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI. The Stockholders’ Representative shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI. This Section 6.3 shall survive the Closing.

6.4. Limitations.

(a) The representations, warranties and covenants of the Stockholders and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until one year after the Closing Date; provided that (i) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 3.2 and 3.3 shall survive the Closing and continue without limitation, and (ii) the covenants, representations and warranties contained in Section 3.12 and Article VII relating to tax matters shall survive the Closing and continue until the expiration of the applicable statute of limitations relating to such tax matters. If an Indemnified Party delivers in good faith to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

(b) Notwithstanding anything to the contrary herein, neither the Buyer or the indemnifying Stockholders shall be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable exceeds Fifty Thousand Dollars ($50,000) (at which point the Buyer or the indemnifying Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of Fifty Thousand Dollars ($50,000)).

6.5. Arbitration.

(a) Either the Buyer or the Stockholders’ Representative may submit any matter referred to in Article VI hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within ten (10) days after receipt of such notice, the Buyer and the Stockholders’ Representative shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

(b) Within fifteen (15) days after the designation of the arbitrator, the Buyer and the Stockholders’ Representative shall meet, at which time the Buyer and the Stockholders’ Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders’ Representative. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association.

(d) The arbitrator shall use his best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

(e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

(f) Any arbitration pursuant to this Section 6.5 shall be conducted in the Commonwealth of Virginia. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Virginia and the United States District Court for the Commonwealth of Virginia for purposes of the enforcement of any arbitration award.

6.6. Right of Set-Off. If any of the Principal Stockholders is obligated to indemnify the Buyer for any indemnification claim in accordance with this Article VI, the Buyer may set-off the Claimed Amount against any amounts payable by the Buyer to such Principal Stockholder under this Agreement or the Escrow Agreement as the same becomes due, including but not limited to the Escrow Amount. If the Buyer asserts that it may set-off amounts hereunder, at the time funds are set-off the Buyer shall provide written notice to such Principal Stockholder explaining in reasonable detail the basis therefor. Notwithstanding the foregoing, the Buyer’s rights under this Article VI shall not be limited by or to any amounts held pursuant to the Escrow Agreement.

ARTICLE VII

TAX MATTERS

7.1. Preparation and Filing of Tax Returns.

(a) The Stockholders shall cause to be prepared and timely filed (at their expense) all Tax Returns of Orion attributable to any Tax period ending on or before the Closing Date. Effective on the Closing Date, the Buyer shall assume Orion’s operating tax obligations. The Stockholders shall complete and file a Tax Return for the period from January 1, 2006 through the Closing Date.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to Orion or in respect of its businesses, assets or operations.

(c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall, to the extent possible under applicable laws, be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Stockholders’ Representative concerning each such Tax Return and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Stockholders’ Representative to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by the Buyer in consultation with its Tax advisors. The Buyer shall cause Orion to provide the Stockholders’ Representative with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Stockholders’ Representative) at least 45 days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Indemnification

Representatives at least 10 days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to the Indemnification Representatives in such shorter period of time prior to filing as the Buyer shall reasonably determine to be practicable.

7.2. Tax Indemnification by the Principal Stockholders.

(a) The Principal Stockholders shall indemnify the Buyer in respect of, and hold the Buyer harmless, on an after-Tax basis, against (x) Damages resulting from, relating to, or constituting a breach of any representation contained in Section 3.12 hereof, (y) the failure to perform any covenant or agreement set forth in this Article VII and (z), without duplication, the following Taxes with respect to Orion:

(i) Any and all Taxes due and payable by Orion for any taxable period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date;

(ii) Any liability for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or comparable or similar provision under state, local or foreign law), as transferee or successor, pursuant to any contractual obligation, or otherwise for any period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date; and

(iii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Stockholders, Orion, or any of their respective affiliates, resulting from this Agreement or the transactions contemplated hereby.

(b) Amounts payable pursuant to this Section 7.2 shall be computed after taking into account all Tax consequences to the Buyer (or its affiliates) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis.

(c) All claims for indemnification pursuant to this Article VII shall be made in accordance with Section 6.3 hereof and shall be subject to the provisions of Section 6.4 hereof.

7.3. Allocation of Certain Taxes.

(a) The Buyer and the Stockholders agree that if Orion is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Stockholders shall treat such day as the last day of a taxable period.

(b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to Orion shall be apportioned for purposes of Section 7.2 between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of Orion during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

7.4. Cooperation on Tax Matters.

(a) The Buyer and the Stockholders and their respective affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation providing powers of attorney for the purpose of signing Tax Returns and defending audits forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to Orion, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and tax basis of property, which the requested party may possess. The Buyer and Orion and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Buyer shall, and shall cause Orion to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, Orion for all taxable periods ending (or deemed, pursuant to Section 7.3(b), to end) on or prior to the Closing Date to the extent the Buyer or Orion received or had possession of such records on the Closing Date.

(c) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Stockholders shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, Orion for all taxable periods ending (or deemed, pursuant to Section 7.3(b), to end) on or prior to the Closing Date to the extent the Stockholders did not deliver such records to the Buyer or Orion.

(d) If the Buyer or Orion (as the case may be) on the one hand, or Stockholders on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 7.4, within a reasonable period, or otherwise fails to do any act required of it under this Section 7.4, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure. Notwithstanding the foregoing, the party that failed to deliver the information or do the act requested, shall in no event be obligated to make any payments pursuant to this Section 7.4(d) or otherwise be liable, if such party used all reasonable commercial efforts to provide the requested information or perform the requested act.

7.5. Tax Covenants.

(a) Each Stockholder will join with the Buyer in making Section 338(h)(10) Elections with respect to Orion, it being understood that the making of any Section 338(h)(10) Election shall be at the sole discretion of the Buyer. The Buyer and the Stockholders shall cooperate fully with each other in the making of such Section 338(h)(10) Elections. In particular, and not by way of limitations, in order to effect such Section 338(h)(10) Elections, the Buyer and each of the Stockholders shall, with respect to Orion, jointly execute Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations (the “Attachments”). No later than 75 days before the last day prescribed for filing the Section 338(h)(10) Elections, each of the Stockholders shall prepare and submit to the Buyer the Forms 8023 and the Attachment to Form 8023 for the Buyer’s approval. The Buyer and the Stockholders shall use their best good faith efforts to agree on the Forms 8023 and the Attachments.

(b) The Buyer and each of the Stockholders agree to report the transaction for tax purposes in a manner consistent with the making of the 338(h)(10) Elections and with the Forms 8023 and the Attachments in each of their respective income Tax Returns. If the Buyer elects, each of the Stockholders agrees to join, in accordance with the foregoing procedures, in any similar election under the law of any state in which Orion now files an income Tax Return or is included in a consolidated, combined or unitary state income Tax Return.

(c) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting Orion and which will bind them after the Section 338(h)(10) Elections, shall be made after the date of this Agreement without the prior written consent of the Buyer.

(d) Before the Closing, each Stockholder shall furnish the Buyer an affidavit, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

(e) To the extent the ordinary income allocation to the Stockholders on the transaction exceeds Two Hundred and Eighty Thousand Dollars ($280,000) (the “Excess”), the Buyer will, after Closing, gross up and make payment to each of the Stockholders an amount equal to the federal and state tax payable on account of the Excess that is attributed to each of the Stockholders as a result of the Section 338(h)(10) Elections. Without limiting the foregoing, it is intended that the above payment to be made to each of the Stockholders shall be made on an after-Tax basis, such that there will be no additional Tax to the Stockholders (over and above the $280,000 ordinary income allocation) as a result of the Section 338(h)(10) Elections. In addition, there will be no capital gains allocated to the Stockholders from Orion, as flow through or otherwise, as a result of the Section 338(h)(10) Elections.

ARTICLE VIII

MISCELLANEOUS

8.1. Prior Agreements. Each of the Stockholders and Orion hereby grant any consents, waivers or approvals with respect to the consummation of the transactions covered hereby which may be required under any agreement or instrument to which the Stockholders or Orion may be a party (including without limitation waivers of restrictions on transfer of the Orion Shares or waivers of purchase rights with respect to the Orion Shares). Each of the Stockholders acknowledges that, effective as of the Closing, he or it has no right or claim regarding the receipt of any additional capital stock of Orion.

8.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.

8.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to a subsidiary of the Buyer, provided that the Buyer also remains liable for the discharge of such obligations.

8.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Orion or to the Stockholders of Orion:

c/o Santosh Chokhani, Ph.D.

President

Orion Security Solutions, Inc.

1489 Chain Bridge Road

Suite 300

McLean, VA 22101

Telecopy: (703) 917-0260

With a copy to:

Joseph B. Whitebread, Esq.

Holland & Knight LLP

2099 Pennsylvania Avenue, N.W.

Suite 100

Washington, DC, 20006

Telecopy: (202) 955-5564

If to the Buyer:

James D. Kendry, Esq.

Entrust, Inc.

One Hanover Park

16633 Dallas Parkway

Addison TX, 75001

Telecopy: (972) 713-5805

With a copy to:

Daniel J. Fritze, Esq.

Nelson, Mullins, Riley & Scarborough, L.L.P.

1320 Main Street

Suite 1700

Columbia, South Carolina 29201

Telecopy: (803) 255-5160

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of laws thereof.

8.9. Amendments and Waivers. No amendment of any provision of this Agreement, or waiver or consent given hereunder, shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.11. Costs and Expenses. Each of the Parties shall pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ENTRUST, INC.

By:	/s/ David J. Wagner
David J. Wagner
Senior Vice President

ORION SECURITY SOLUTIONS, INC.

By:	/s/ Santosh Chokhani
Santosh Chokhani
President

STOCKHOLDERS:

/s/ Geoffrey I. Beier
Geoffrey I. Beier

/s/ Santosh Chokhani
Santosh Chokhani

/s/ Matthew A. Cooper
Matthew A. Cooper

/s/ Kenneth W. Eggers
Kenneth W. Eggers

/s/ James W. Jung
James W. Jung

/s/ Christine M. Miller
Christine M. Miller

/s/ Isadore J. Schoen
Isadore J. Schoen

/s/ Ray Shanley
Ray Shanley

/s/ Scott A. Shorter
Scott A. Shorter

/s/ Miles Smid
Miles Smid

/s/ Carl R. Wallace
Carl R. Wallace

/s/ Warren Wilbur
Warren Wilbur

EXHIBIT A

Form of Escrow Agreement

EXHIBIT B-1

Form of Employment Agreement for Santosh Chokhani

EXHIBIT B-2

Form of Employment Agreement for Isadore Schoen

EXHIBIT B-3

Form of Employment Agreement for Carl Wallace

EXHIBIT C

Form of Opinion of Holland & Knight LLP